UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 22, 2001

MGI PHARMA, INC.

(Exact name of registrant as specified in its charter)

Minnesota	0-10736	41-1364647
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

5775 West Old Shakopee Road, Suite 100, Bloomington, Minnesota 55437

(Address of principal executive offices)

Registrant’s telephone number, including area code: (952) 346-4700

Not Applicable

(Former name or former address, if changed since last report)

Item 5.	Other Events

On May 22, 2001 and November 14, 2003, MGI PHARMA, INC. (the “Company”) entered into amendments of its license agreement with Helsinn Healthcare SA, and on November 14, 2003, the Company entered into an amendment of its supply and purchase agreement with Helsinn Birex Pharmaceuticals Ltd. The license agreement and supply and purchase agreement were previously disclosed as Exhibits 99.1 and 99.2 to the Company’s Current Report on Form 8-K dated April 25, 2001.

On November 17, 2003, the Company and Helsinn announced in a press release that they had expanded their exclusive United States and Canada license agreement for AloxiTM (palonosetron hydrochloride) injection to include rights for the post operative nausea and vomiting (“PONV”) application of Aloxi and an oral formulation of Aloxi. Under the terms of the expanded agreement, the Company will make initial payments to Helsinn totaling $22.5 million. The Company expects to make additional payments totaling $25 million over the course of the next several years upon achievement of certain development milestones leading up to the approvals of Aloxi for PONV and an oral Aloxi formulation in the United States. The Company will also pay royalties and product supply fees based upon net sales. Helsinn will continue to fund and conduct all development of Aloxi, and will supply finished product for commercialization.

The amendments and press release are attached as Exhibits 99.1 through 99.4 to this report and are incorporated herein by reference.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

December 22, 2003	MGI PHARMA, INC.

	By:	/s/ William C. Brown

William C. Brown Executive Vice President and Chief Financial Officer

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EXHIBIT INDEX

99.1	*Amendment No. 1 to the License Agreement, dated May 22, 2001, between Helsinn Healthcare SA and MGI PHARMA, INC.

99.2	*Amendment No. 2 to the License Agreement, dated November 14, 2003, between Helsinn Healthcare SA and MGI PHARMA, INC.

99.3	*Amendment No. 1 to the Supply and Purchase Agreement, dated November 14, 2003, between Helsinn Birex Pharmaceuticals Ltd. and MGI PHARMA, INC.

99.4	Press Release, dated November 17, 2003.

*	Pursuant to Rule 24-b of the Securities Exchange Act of 1934, as amended, confidential portions of Exhibits 99.1 through 99.3 have been deleted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.